Exhibit 99.1

Audit Committee Letter

March 20, 2014

The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Cincinnati (FHLBank) at year-end 2013 was composed of eight Directors, two who represent the public sector and six who represent industry members. The members of the Audit Committee at year-end 2013 were Billie W. Wade, Chair; Grady P. Appleton; James R. DeRoberts; Mark N. DuHamel; Leslie D. Dunn; James A. England; Donald J. Mullineaux, and William J. Small.

The 2014 Audit Committee is comprised of nine Directors, three who represent the public sector and six who represent industry members. All of the 2013 and 2014 Audit Committee members are independent, as defined by the Federal Housing Finance Agency.

The Audit Committee oversees the FHLBank's financial reporting process; reviews compliance with laws, regulations, policies and procedures; and evaluates the adequacy of administrative, operating, and internal accounting controls. The Audit Committee has adopted and is governed by a written charter which is posted on the FHLBank’s Web site at www.fhlbcin.com. The Audit Committee met on 13 occasions to satisfy its responsibilities during 2013 in compliance with the charter. In fulfilling its responsibilities under its charter, the Audit Committee has reviewed and discussed the audited financial statements with management and the Independent Registered Public Accounting Firm. The Audit Committee also discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by PCAOB AU380 (as amended). The Committee also received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standard Board Statement No. 1, and discussed with the auditors the Firm's independence.

Based on the review and discussions referred to above, the current members of the Audit Committee recommended to the Board of Directors that the FHLBank’s audited financial statements for the fiscal year ended December 31, 2013, be included in the FHLBank’s annual report on Form 10-K filed with the Securities and Exchange Commission.

Mark N. DuHamel, Chair
J. Lynn Anderson
Grady P. Appleton
Greg W. Caudill
James R. DeRoberts
Leslie D. Dunn
James A. England
Donald J. Mullineaux
David E. Sartore